Exhibit 10.9

ZILLOW GROUP, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of                     , 20    , is entered into by and between Zillow Group, Inc., a Washington corporation (the “Company”), and                              (“lndemnitee”).

RECITALS

A. Indemnitee performs a valuable service for the Company [ADDITIONAL CLAUSE TO BE ADDED FOR THESE AGREEMENTS WITH FORMER DIRECTORS AND OFFICERS OF ZILLOW, INC.: and, prior the date hereof, performed a valuable service for Zillow, Inc. (the “Predecessor Company”), which became a wholly owned subsidiary of the Company pursuant to that certain Agreement and Plan of Merger, dated as of July 28, 2014, by and among the Company (f/k/a Zebra Holdco, Inc.), the Predecessor Company and Trulia, Inc].

B. The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and bylaws (the “Bylaws”) contain certain provisions, approved by the Company’s shareholders, for indemnification of the Company’s directors and/or officers to the full extent permitted by the Washington Business Corporation Act (the “Statute”).

C. The Indemnitee has indicated a desire to supplement the indemnification provisions in the Articles and Bylaws to provide additional protections against the risks associated with his service to the Company and further clarify his rights with respect to indemnification in certain circumstances.

D. To induce Indemnitee to accept and continue his service as a director and/or officer of the Company, the Company and the Indemnitee now agree that they should enter into this Indemnification Agreement.

[ADDITIONAL CLAUSES TO BE ADDED FOR THESE AGREEMENTS WITH FORMER DIRECTORS AND OFFICERS OF ZILLOW, INC.:

E. The parties desire for this Agreement to supersede the prior indemnification agreement between Indemnitee and the Predecessor Company and further desire that all of the rights and obligations under such prior indemnification agreement shall be included in Indemnitee’s rights and the Company’s obligations, respectively, in this Agreement.

F. All references in this Agreement to the “Company” shall be deemed to include the Predecessor Company, including before it became a subsidiary of Zillow Group, Inc.]

[ADDITIONAL CLAUSES TO BE ADDED FOR THESE AGREEMENTS WITH FORMER DIRECTORS AND OFFICERS OF TRULIA, INC.:

E. Prior to the date hereof, Indemnitee provided services to Trulia, Inc., which became a wholly owned subsidiary of the Company pursuant to that certain Agreement and Plan of Merger, dated as of July 28, 2014, by and among the Company (f/k/a Zebra Holdco, Inc.), Zillow, Inc. and Trulia, Inc. (such transaction, the “Merger”).

F. The parties desire that the prior indemnification agreement entered into between Indemnitee and Trulia, Inc. shall remain in full force and effect and continue to provide rights of indemnification with respect to Indemnitee’s service as a director and/or officer of Trulia, Inc. prior to the effectiveness of the Merger.]

AGREEMENT

1.	Indemnification of Indemnitee

1.1	Scope

Subject to Section 4.1 and all other terms and conditions of this Agreement, the Company agrees to indemnify and hold harmless Indemnitee, to the full extent permitted by law, whether or not specifically authorized by this Agreement, the Articles, the Bylaws, the Statute or otherwise, for any Indemnifiable Losses (as defined below) which the Indemnitee is or becomes legally obligated to pay in connection with any Proceeding. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a Washington corporation to indemnify a director and/or officer, such changes, to the extent that they would expand Indemnitee’s indemnification rights, shall be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement, and, to the extent that such changes would narrow Indemnitee’s indemnification rights, shall not affect or limit the scope of this Agreement; provided, however, that any change that is required by applicable laws, statutes or rules to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow Indemnitee’s rights hereunder.

1.2	Nonexclusivity

The indemnification provided by this Agreement is not exclusive of any rights to which Indemnitee may be entitled under the Articles, the Bylaws, any other agreement, any vote of shareholders or disinterested directors, the Statute, or otherwise, whether as to action in Indemnitee’s official capacity or otherwise.

1.3	Definition of Indemnifiable Losses

For purposes of this Agreement, the term “Indemnifiable Losses” shall include (without limitation) any and all damages (compensatory, exemplary, punitive or otherwise), judgments, fines, penalties, settlements, and expenses (including but not limited to costs, attorneys’ and expert fees and disbursements, costs of attachment or similar bonds, investigations, and expenses of establishing a right to indemnification under this Agreement (“Expenses”)), and any other losses, claims, liabilities or other expenses incurred in connection with a Proceeding, subject to the limitations set forth in Section 4.1 below.

1.4	Definition of Proceeding

For purposes of this Agreement, the term “Proceeding” shall include (without limitation) any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in which the Indemnitee may be or may have been involved as a party or otherwise (including without limitation as a witness) (a) by reason of the fact that Indemnitee is or was, or has agreed to become, a director and/or officer of the Company, (b) by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, trustee, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including without limitation employee benefit plans and administrative committees thereof) (an “Enterprise”) (which request will be conclusively presumed in the case of any of the foregoing that are “affiliates” of the Company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), (c) by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the Indemnitee while acting as a director and/or officer of the Company or while serving at the request of the Company and acting as a director, trustee, officer, employee or agent of an Enterprise, or (d) by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as a director and/or officer of the Company or while serving at the request of the Company and acting as a director, trustee, officer, employee or agent of an Enterprise; provided, however, that, except with respect to an action to enforce the provisions of this Agreement or to enforce insurance rights under policies of insurance purchased by the Company or an Enterprise on Indemnitee’s behalf, the term “Proceeding” shall not include any action, suit, claim or proceeding instituted by or at the direction of Indemnitee unless such action, suit, claim or proceeding is or was authorized or ratified by the Company’s Board of Directors.

1.5	Determination of Entitlement

In the event that, notwithstanding Section 6.5 of the Company’s Bylaws, a determination of Indemnitee’s entitlement to indemnification is required pursuant to Section 23B.08.550 of the Statute or its successor or pursuant to other applicable law, the party specified therein as the determining party shall make such determination; provided, however, (a) that Indemnitee shall initially be presumed in all cases to be entitled to indemnification, (b) that Indemnitee may establish a conclusive presumption of any fact necessary to such a determination by delivering to the Company a declaration made under penalty of perjury that such fact is true and (c) that, unless the Company shall deliver to Indemnitee written notice of a determination that Indemnitee is not entitled to indemnification within twenty (20) days of the Company’s receipt of Indemnitee’s initial written request for indemnification, such determination shall conclusively be deemed to have been made in favor of the Company’s provision of indemnification and Company agrees not to assert otherwise.

1.6	Survival

The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to serve in a capacity referred to in Section 1.4(a)-(d).

2.	Expense Advances

2.1	Generally

The right to indemnification for Indemnifiable Losses conferred by Section 1 shall include the right to have the Company pay Indemnitee’s expenses in any Proceeding as such expenses are incurred and in advance of such Proceeding’s final disposition (such right is referred to hereinafter as an “Expense Advance”), subject to Sections 2.2, 4 and 5 and all other terms and conditions of this Agreement.

2.2	Conditions to Expense Advance

The Company’s obligation to provide an Expense Advance is subject to (a) Indemnitee or his or her representative having first executed and delivered to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be determined by a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter of the dispute that Indemnitee is not entitled to be indemnified under this Agreement or otherwise; and (b) Indemnitee furnishing, upon request by the Company and if required under applicable law, a written affirmation of Indemnitee’s good faith belief that Indemnitee has met any applicable standards of conduct.

2.3	Subrogation

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights. [ALTERNATIVE PROVISION TO BE USED FOR THESE AGREEMENTS WITH DIRECTORS AFFILIATED WITH VENTURE CAPITAL FUNDS: In the event of any payment under this Agreement and except as set forth below in this Section 2.3, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against [FUND] and its affiliated funds (collectively, the “Fund Indemnitors”)), who shall execute all papers required and take all action necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Company to bring suit to enforce such rights. The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by the Fund Indemnitors. The Company hereby agrees that, with respect to claims made against

Indemnitee arising out of Indemnitee’s capacity as a director of the Company, (i) the Company is the indemnitor of first resort relative to the Fund Indemnitors (i.e., the Company’s obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee is secondary), (ii) the Company shall be required to advance the full amount of Expenses actually and reasonably incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement, in each case to the extent required by and subject to the terms of this Agreement, without regard to any rights Indemnitee may have against the Fund Indemnitors, and (iii) the Company, with respect to its obligations under this Agreement to advance Expenses to and indemnify Indemnitee, irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no Expense Advance or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought an Expense Advance or indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such Expense Advance or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 2.3.]

3.	Procedures for Enforcement

3.1	Enforcement

In the event that a claim for indemnification hereunder is made and is not paid in full within twenty days after written notice of such claim is delivered to the Company, Indemnitee may, but need not, at any time bring suit against the Company to recover the unpaid amount of the claim (an “Enforcement Action”), subject to all other terms, conditions and limitations of this Agreement.

3.2	Presumptions in Enforcement Action

In any Enforcement Action the following presumptions (and limitation on presumptions) shall apply:

(a) The Company shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it to induce Indemnitee to accept the position of, or to continue as director and/or officer of the Company; and

(b) Neither (i) the failure of the Company (including its Board of Directors, independent or special legal counsel or the Company’s shareholders) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Company, its Board of Directors, independent or special legal counsel or the shareholders that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement

Action or create a presumption that Indemnitee is not entitled to indemnification. An Enforcement Action shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of a previous adverse determination by the Company. In any Enforcement Action, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or Expense Advances, as the case may be.

3.3	Attorneys’ Fees and Expenses for Enforcement Action

The Company shall indemnify and hold harmless Indemnitee against all of Indemnitee’s reasonable fees and expenses in bringing and pursuing any Enforcement Action (including reasonable attorneys’ fees at any stage, including on appeal); provided, however, that the Company shall not be required to provide such indemnity (a) if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Enforcement Action was not made in good faith or was frivolous or (b) to the extent limited under Section 4.1 below.

4.	Limitations

4.1	Limitation on Indemnity

Notwithstanding any other provision of this Agreement, the Company shall not be obligated to provide indemnification (other than Expense Advances) pursuant to this Agreement:

(a) on account of any suit in which a final, unappealable decision is rendered by a court having jurisdiction over the parties and the subject matter of the dispute for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto;

(b) for Indemnifiable Losses that actually have been paid directly to Indemnitee by an insurance carrier under a policy of insurance maintained by the Company;

(c) on account of Indemnitee’s conduct which is finally adjudged with no further right of appeal to have been intentional misconduct, a knowing violation of law, a violation of RCW 23B.08.310 or any successor provision of the Statute, or a transaction from which Indemnitee derived personal benefit in money, property or services to which Indemnitee was not legally entitled;

(d) to the extent that the Indemnitee is actually indemnified and actually paid otherwise than pursuant to this Agreement [ADDITIONAL CLAUSE TO BE ADDED FOR THESE AGREEMENTS WITH DIRECTORS AFFILIATED WITH VENTURE CAPITAL FUNDS: “, except for any Expense Advances or indemnification payments by Fund Indemnitors as described in Section 2.3”];

(e) if a final, unappealable decision is rendered by a court having jurisdiction over the parties and the subject matter of the dispute finding that paying such indemnification is prohibited by applicable law;

(f) to the extent that attorneys’ fees, costs and disbursements, or similar expenses, that otherwise would constitute Indemnifiable Losses hereunder are determined to be unreasonable by a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter of the dispute, provided that the burden of proof that any Indemnifiable Losses are unreasonable shall be on the Company; or

(g) for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the securities laws of the United States, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.2	Partial Indemnification and Contribution

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Losses in connection with a Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Indemnifiable Losses to which Indemnitee is entitled.

To the fullest extent permissible under applicable law, if, for any reason whatsoever, the indemnification provided for in this Agreement is unavailable to Indemnitee with respect to a Proceeding or a particular claim in a Proceeding but the Company is able to indemnify the Indemnitee with respect to another claim in the Proceeding or indemnify or pay the Expenses or liabilities of another person or entity that is a party to the Proceeding, then, in lieu of indemnifying Indemnitee with respect to the matter for which indemnification is unavailable, the Company shall contribute to the amount actually and reasonably incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the events and transactions giving cause to such Proceeding and (ii) the relative fault of the Company (and its directors, officers, employees and agents), on the one hand, and Indemnitee, on the other hand, in connection with such events and transactions. The Company hereby agrees to indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by directors, officers or employees of the Company (other than Indemnitee) who may be jointly liable with Indemnitee for matters for which Indemnitee would be entitled to indemnification or contribution by the Company under this Agreement.

4.3	Mutual Acknowledgment

The Company and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

5.	Notification and Defense of Claim

5.1	Notification

Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim is to be made against the Company under this Agreement, notify an executive officer of the Company in writing of the nature and status of the Proceeding; provided, however, that the omission so to notify an executive officer of the Company will not relieve the Company from any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such omission can be shown to have prejudiced the Company.

If, at the time of the receipt of a notice of a claim pursuant to this Section 5.1, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies (unless there is no basis for asserting coverage). The Company shall take all necessary action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

5.2	Defense of Claim

With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof or otherwise seeks indemnification hereunder:

(a) The Company may participate at its own expense in such Proceeding;

(b) The Company, jointly with any other indemnifying party similarly notified, may assume the defense of the Proceeding with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses of counsel (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense of such Proceeding, unless (i) the employment of counsel by Indemnitee has been authorized in advance by the Company in writing, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action and notified the Company in writing to that effect in advance of the expense, (iii) the Company shall not in fact have employed counsel to assume the defense of such action, or (iv) the Company is not financially or legally able to perform its indemnification obligations, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) or (iv) above;

(c) The Company shall not without Indemnitee’s written consent settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee that would not be an Indemnifiable Loss hereunder for which indemnification would be provided by the Company.

6.	Miscellaneous

6.1	Entire Agreement

This Agreement is the entire agreement of the parties regarding its subject matter and supersedes all prior written or oral communications or agreements regarding the subject matter covered by this Agreement [ADDITIONAL CLAUSE TO BE ADDED FOR THESE AGREEMENTS WITH FORMER DIRECTORS AND OFFICERS OF ZILLOW, INC.: , including any such prior agreement between Indemnitee and the Predecessor Company].

6.2	Severability

Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable. If this Agreement or any portion shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any portion of this Agreement not invalidated, and the balance of this Agreement shall be enforceable in accordance with its terms.

6.3	Notices

Notices given pursuant to this Agreement shall be deemed duly given on the date of personal delivery, on the date sent by fax or three days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, to the party at its address below or such other address of which the addressee may subsequently notify the other parties in writing.

6.4	Governing Law

This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the state of Washington, without giving effect to principles of conflicts of law.

6.5	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.6	Amendments; Waivers

Neither this Agreement nor any provision may be amended except by written agreement signed by the parties. No waiver of any breach or default shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default.

6.7	Duration

This Agreement shall continue for the duration of Indemnitee’s service as a director of the Company or as a director, trustee, partner, management member, officer, employee, agent, fiduciary, stockholder or controlling person of the Company or any other Enterprise and thereafter for so long as Indemnitee may be subject to any pending or possible claim due for Indemnifiable Losses.

6.8	Successors and Assigns

This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives and assigns. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.

ZILLOW GROUP, INC.

By:

Name:

Its:

Address:	1301 Second Avenue, Floor 31

Seattle, WA 98101

Fax:	(206) 470-7001

INDEMNITEE:

Name:

Address:

Fax: